Press Release	Source: Advance Nanotech, Inc.

Advance Nanotech Appoints Tony Goncalves as Chief Executive Officer
Thursday November 16, 4:56 pm ET

Magnus Gittins steps down as CEO to head new Operating Divisions and will Remain as Executive Chairman

NEW YORK--(BUSINESS WIRE)--Advance Nanotech, Inc., (OTC BB:AVNA - News), the premier provider of financing and support services to drive the commercialization of nanotechnology related products for homeland security and display technologies today announced that it has appointed Tony Goncalves to the position of Chief Executive Officer (CEO). Mr. Goncalves previously served as Chief Operating Officer (COO) and on Advance Nanotech's Board of Directors.

In August 2006, the Company announced its reorganization within two discrete operating divisions; Homeland Security and Displays. Magnus Gittins, who as co-founder has been with Advance Nanotech since its inception, has relinquished his role as CEO in order to assume the same positions for Advance Homeland Security plc (AHS) and Advance Display Technologies plc (ADT), newly-formed and wholly-owned subsidiaries of Advance Nanotech. It is the company's intention to consolidate its technology portfolio within these two operating divisions. Mr. Gittins will remain Executive Chairman of Advance Nanotech, Inc.

"I fully support this transition. Tony is an accomplished leader backed by a proven track record with multi-billion dollar worldwide corporations across multiple industries. His decisive leadership strengths and extensive knowledge of industry and government are extremely valuable in the execution of Advance Nanotech's strategic vision" said Magnus Gittins. Mr. Gittins continued, "We are confident that a focused, divisional structure will offer the most expeditious and value-generating path of return to stockholders."

Advance Nanotech's Homeland Security Division includes nanotechnologies providing solutions across two application areas: CBRNE Detection (Chemical, Biological, Radiation, Nuclear, and Explosive), and Wireless Monitoring for cognitive awareness, triage and first response therapy. Technologies within this division include the Owlstone Nanotech chemical sensor and wireless technologies for simultaneous event detection and low-power transmission. This division launched its first product earlier this year and has a customer base across the defense and industrial process control industries.

Advance Nanotech's Display Division includes nanotechnologies providing nano-enabled materials and devices across three display applications areas: flat panel and projection displays, plastic electronics and flexible displays. The combined portfolio of technologies will aim to serve current unmet technology needs and create value by commercializing nanotechnology-enabled products for the $100 billion display and plastic electronics industries, by building businesses that transform academic sourced platform technologies into products (www.adtplc.com).

Commenting on his appointment to CEO, Mr. Goncalves said "I'm honored to have the support of the Board of Directors and eager to build on Magnus' accomplishments as the Company continues to maximize the commercial potential of its innovative nanotechnologies and strengthen its leadership in the industry. It's testament to our evolution towards a true operating company that we were able to report our first revenues in the quarter just past."

Prior to joining Advance Nanotech, Mr. Goncalves held several leadership positions with Purdue Pharmaceutical L.P., most recently he directed the risk management and insurance functions for the company, acted as the financial lead for several segments of the company, and had responsibilities in the Cash Management and Treasury functions. Prior to Purdue Pharmaceutical L.P., he was the senior manager of worldwide corporate audit for DaimlerChrysler AG and Controller at People's Capital and Leasing. He received a Bachelor of Science degree in accounting from Sacred Heart University and is a Certified Business Manager (CBM).

About Advance Nanotech, Inc.

Advance Nanotech identifies patented, patent-pending and proprietary technologies at leading universities and funds the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. Advance Nanotech has interests in over 20 nanotechnologies. In August 2006, the company completed a strategic realignment of its portfolio to more aptly leverage the strengths of the portfolio to provide the greatest value to shareholders. The Company currently possesses a critical mass of technologies in two core areas of activity; Homeland Security and Displays.

By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of our university partners, we reduce our cost base and mitigate risk. After prototypes are proven within the lab and we develop a product roadmap and business plan, we form majority owned subsidiaries around the specific technology. We seek to return value to our shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from either the venture capital community or the capital markets, or by successfully executing our business plan and consolidating its income as the majority shareholder. For more information on Advance Nanotech, please visit www.advancenanotech.com.

This news release contains forward-looking statements within the meaning of the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Advance Nanotech, Inc.
William J. Spina, 781-383-0369 (Investor Relations)
ir@advancenanotech.com

Source: Advance Nanotech, Inc.